Exhibit 99.1

Medalist Diversified REIT Completes Acquisition of the Brookfield Center

RICHMOND, Va. – October 3, 2019 – Medalist Diversified REIT (NASDAQ: MDRR) (the “Company” or “Medalist”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Southeast region of the U.S., completed the acquisition of the Brookfield Center, a 66,000 square foot flex-industrial property located in Greenville, South Carolina, for a purchase price of $6,700,000.

The Brookfield Center is 100% occupied and anchored by Gravitopia, the largest developer, operator and franchisor of trampoline parks. The center also includes other national, local and regional tenants. Greenville is 4th among 15 of the fastest-growing large cities in the U.S. and is home to well-known national and international corporations.

“Greenville has been an appealing market to us for some time due to strong and diverse economic drivers.  In a recent study, Greenville was named among the top 14 markets that stand out as options for investors seeking growth opportunities in industrial real estate.  We believe the Brookfield Center will bring positive growth to our company”, stated William Elliott, Vice Chairman and President of Medalist.

About Medalist Diversified REIT

Medalist Diversified REIT Inc. is a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Mid-Atlantic and Southeast regions. The Company’s strategy is to focus on value-add and opportunistic commercial real estate which is expected to provide an attractive balance of risk and returns. Medalist utilizes a rigorous, consistent and replicable process for sourcing and conducting due diligence of acquisitions. The Company seeks to maximize operating performance of current properties by utilizing a hands-on approach to property management while monitoring the middle market real estate markets in the southeast for acquisition opportunities and disposal of properties as considered appropriate. For more information on Medalist, please visit the Company website at https://www.medalistreit.com.

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus dated May 8, 2019, and in the Company’s subsequent annual and periodic reports and other documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Contact:

Dave Gentry, CEO

RedChip Companies

407-644-4256

dave@redchip.com

Source: Medalist Diversified REIT Inc.